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                                                                    EXHIBIT 21.1

Exhibit No. 21.1 - Subsidiaries of RBX Corporation


RBX Group, Inc.

      RBX Corporation

            Rubatex Corporation

            Groendyk Manufacturing Company, Inc.

            Universal Polymer & Rubber Inc.

            OleTex Inc.

            Hoover-Hanes Rubber Custom Mixing Corporation

            Midwest Rubber Custom Mixing Corporation

            Universal Rubber Company

            Waltex Corporation